Exhibit 99.1

Contact: Glenn Mahone, Aerojet, 202.302.9941
Glenn.Mahone@Aerojet.com
Kristin Conner, Aerojet, 916.355.2143
Kristin.Conner@Aerojet.com

News Release

Aerojet Names Warren M. Boley, Jr., as President

SACRAMENTO, Calif., July 23, 2012 – Aerojet - General Corporation, a GenCorp Inc. (NYSE: GY) company, announced today that Warren M. Boley, Jr., will be joining Aerojet as its President, effective August 20, 2012.  Boley succeeds Scott J. Seymour, Aerojet President since January 2010, who will continue in his role as GenCorp President and Chief Executive Officer.  As Boley transitions into his new role, Seymour will work with him to assure a smooth transition across the portfolio of Aerojet programs and customers.  Aerojet is headquartered in Sacramento, California.

Boley has considerable experience in the aerospace and defense industry, spending 27 years with the Pratt and Whitney business unit of United Technologies Corporation (UTC) where he held numerous leadership positions of increasing responsibility, including President of the Military Engines Division.  Boley most recently served as a director for Boley Tool and Machine Works, Inc.

“Warren’s extensive propulsion systems background and broad expertise in engineering and precision manufacturing, together with a demonstrated ability to strategically position for growth in the global marketplace, make for a nice fit with our business.  We are pleased to welcome him to our Aerojet team,” said Scott Seymour.

Boley holds a Bachelor of Science in Mechanical Engineering from the University of Notre Dame as well as two Master of Science degrees in Mechanical Engineering and Management/Finance from the Rensselaer Polytechnic Institute. He also completed a Management Development program at Harvard Business School.

Aerojet is a world-recognized aerospace and defense leader providing propulsion and energetics to its space, missile defense, strategic, tactical missile and armaments customers throughout domestic and international markets. GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company's excess real estate assets. Additional information about Aerojet and GenCorp can be obtained by visiting the companies' websites at http://www.Aerojet.com and at www.gencorp.com.